Exhibit 10.1

RESIGNATION AND CONSULTING AGREEMENT

This Transition and Resignation Agreement (the “Agreement”) is entered into as of January 9, 2019 by and among STORE Capital Corporation, a Maryland corporation (the “Guarantor”), STORE Capital Advisors, LLC, a Delaware limited liability company (the “Company”), and Christopher K. Burbach (“Burbach”).

RECITALS

A.       Burbach is currently employed by the Company as Executive Vice President – Underwriting pursuant to an Employment Agreement, dated November 2, 2017 (the “Employment Agreement”).

B.           Burbach wishes to voluntarily resign his employment with Company in order to pursue other opportunities, effective February 28, 2019 (the “Resignation Date”).

C.          The Company agrees with the foregoing and wishes to recognize Burbach’s outstanding contributions to the Company during his service as Executive Vice President – Underwriting and to provide for an amicable and efficient transition of his duties.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.           Resignation; Duties and Continuing Obligations.

1.1         Until the Resignation Date, Burbach agrees to continue to comply with the terms of the Employment Agreement.

1.2         Effective upon the Resignation Date, Burbach hereby resigns from his position as Executive Vice President – Underwriting of the Company and the Guarantor and shall no longer be an officer or employee of the Company, the Guarantor or any affiliates thereof.

1.3        Effective upon the Resignation Date, the Employment Agreement will terminate other than the surviving provisions thereof. Burbach agrees to comply with the surviving provisions of the Employment Agreement as stated in Section 15(n) of the Employment Agreement, including, but not limited to, Sections 10 (Noncompetition; Nonsolicitation and Confidentiality), 11 (Intellectual Property), 12 (Disputes) and 14 (Cooperation in Future Matters). For clarity, all post-employment periods referenced in the surviving provisions of the Employment Agreement will be measured from the Resignation Date.

2.          Continued Receipt of Compensation Under Employment Agreement. Provided Burbach remains employed with the Company through the Resignation Date, Burbach will receive all compensation and benefits payable to Burbach through the Resignation Date pursuant to the terms of, and as provided under, the Employment Agreement (subject, in the case of benefits, to the terms of any benefit plan documents and applicable law) and any agreements setting forth the terms of any equity incentives granted to, and held by, Burbach pursuant to the Guarantor’s 2015 Omnibus Equity Incentive Plan (the “Plan”).

3.           Consulting Services.

3.1         Following the Resignation Date, Burbach will be engaged as a consultant to the Company and the Guarantor to provide transition and support services (“Consulting Services”) to the Company and the Guarantor as reasonably requested by the Chief Executive Officer of the Company (the “Chief Executive Officer”). In connection with the performance of his Consulting Services, Burbach will receive a consulting fee of $12,500 per month for the period of March 1, 2019 through the earlier of (a) December 31, 2019 or (b) such date as the Chief Executive Officer determines, by written notice to Burbach, that the Consulting Services are no longer necessary (“Consulting Period”). Burbach agrees to act diligently and in good faith in performing the Consulting Services as requested by the Chief Executive Officer.

3.2         During the Consulting Period, Burbach’s relationship with the Company and the Guarantor will be that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. During the Consulting Period, (a) Burbach will not be (i) entitled to any of the benefits that the Company or Guarantor may make available to its employees, including, but not limited to, group health or life insurance, profit‑sharing or retirement benefits, or (ii) authorized to make any representation, contract or commitment on behalf of the Company or the Guarantor unless specifically requested or authorized in writing to do so by the Chief Executive Officer, and (b) Burbach will be (i) solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement, and (ii) solely responsible maintaining adequate records of expenses, if any, incurred in the course of performing the Consulting Services. No part of Burbach’s consulting fees will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Burbach by filing Form 1099‑MISC with the Internal Revenue Service as required by law.

4.           No Effect on Other Obligations. This Agreement does not eliminate or change any obligations Burbach may have that are unrelated to the subject matters of this Agreement.

5.          Modification/Waiver. No modification, amendment or waiver of any of the provisions contained in this Agreement shall be binding upon any party hereto unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

6.           Headings. Headings used in this Agreement, as designated by bold typeface, are for convenience only and shall not be used to interpret or construe this Agreement’s provisions.

7.           Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Arizona.

8.           Fees and Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees, and other fees incurred in connection with the execution of this Agreement.

9.           Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or e-mail in PDF format will have the same effect as physical delivery of the document bearing the original signature.

10.       Entire Agreement. Subject to the continued effectiveness of the Employment Agreement through the Resignation Date, this Agreement, including the surviving provisions of the Employment Agreement, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. No other agreements or understandings of any kind concerning the subject matter of this Agreement, whether express or implied in law or fact, have been made by the parties to this Agreement.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

Burbach

Dated: January 9, 2019	/s/ Christopher K. Burbach
Christopher K. Burbach

STORE Capital Corporation

Dated: January 9, 2019	By:/s/ Michael T. Bennett
	Name:	Michael T. Bennett
	Title:	Executive Vice President – General Counsel

STORE Capital Advisors, LLC

Dated: January 9, 2019	By:/s/ Michael T. Bennett
	Name:	Michael T. Bennett
	Title:	Executive Vice President – General Counsel